This is the form of a material change report required under section 85 (1) of the Securities Act and section 151 of the Securities Rules.

BC FORM 53-901F

(Previously Form 27)

Securities Act

MATERIAL CHANGE REPORT UNDER SECTION 85 (1) OF THE SECURITIES ACT

NOTE:

This form is intended as a guideline. A letter or other document may be used if the substantive requirements of this form are complied with.

NOTE:

Every report required to be filed under section 85 (1) of the Securities Act (the "Act") must be sent to the British Columbia Securities Commission (the "Commission") in an envelope addressed to the Commission and marked "Continuous Disclosure."

NOTE:

WHERE THIS REPORT IS FILED ON A CONFIDENTIAL BASIS, PUT AT THE BEGINNING OF THE REPORT IN BLOCK CAPITALS "CONFIDENTIAL - SECTION 85", AND PLACE EVERYTHING THAT IS REQUIRED TO BE FILED IN AN ENVELOPE ADDRESSED TO THE SECRETARY OF THE COMMISSION MARKED "CONFIDENTIAL".

Item 1: Reporting Issuer

Pacific North West Capital Corp.

2303 West 41st Avenue

Vancouver, BC,  V6M 2A3

Item 2: Date of Material Change

September 29, 2005

Item 3: Press Release

A Press release dated and issued September 29, 2005 in Vancouver, BC to the Toronto Stock Exchange and through various other approved public media.

Item 4: Summary of Material Change

Drill Program to test AeroTEM conductor targets now underway, West Timmins Nickel Project, Timmins, Ontario.

Item 5: Full Description of Material Change

Vancouver, BC – Pacific North West Capital Corp. (TSX: PFN) is pleased to announce the commencement of a minimum 3,000-metre drill program on the West Timmins Nickel Project.  The drill program follows the evaluation of AeroTEM airborne survey results over the Montcalm Mafic Intrusive Complex (MFI), west of Timmins Ontario. The West Timmins Nickel Project is based upon an agreement with Falconbridge Limited (Falconbridge), whereby PFN may earn up to a 100% interest.  The Project covers 355 square kilometres (87,720 acres) approximately 60 km west of Timmins, Ontario (see Location Figure below).

PFN’s exploration activities on the West Timmins Project have focused on evaluating AeroTEM conductors with ground geophysical, prospecting, and geochemical programs for their nickel and copper potential, within the Montcalm Mafic Intrusive Complex (MFI).  This work has defined a number of targets throughout the MFI that now warrant drill testing.  A minimum 3,000-metre Phase 1 drill program has commenced to test these anomalous targets.

The West Timmins Project is adjacent to Falconbridge’s Montcalm deposit.  The deposit contains an estimated resource of 7 million tonnes of nickel/copper sulphide, of which an estimated 4.9 million tonnes grading 1.51% nickel and 0.73% copper are in the Proven and Probable category and are expected to support a mine life of 8.5 years. Ore from the Montcalm operation is being trucked to Kidd Metallurgical Site, a distance of approximately 90 km to the east (See Location Figure).

In addition to its expertise in platinum group metals (PGMs), PFN’s management has considerable expertise in nickel exploration, and many nickel deposits have been found to contain associated PGMs. In late 2004, PFN established a nickel division. The opportunity to work with Falconbridge provides a strategic link with a major mining and smelting infrastructure in the Sudbury-Timmins Area.

Under the terms of the Agreement PFN will spend $4 million over a four-year period in order to vest with a 100% interest in the Project. Falconbridge will retain a 2% NSR and may, under certain circumstances, back in and earn up to a 65% interest by completing a feasibility study or spending $20 million on a feasibility study, whichever occurs first. PFN acts as Project Operator.

Item 6: Reliance on section 85 (2) of the Act

Not Applicable

Item 7: Omitted Information

Not Applicable

Item 8: Senior Officers

Taryn Downing, Corporate Secretary

Telephone:  604-685-1870

Facsimile:  604-685-6550

Item 9: Statement of Senior Officer

I hereby certify the foregoing accurately discloses the material change referred to herein:

___September 28, 2005__________

Date

“Taryn Downing”

Signature of authorized signatory

__Taryn Downing______________

Print name of signatory

__Corporate Secretary___________

Official capacity